Permian Resources Announces Strong Second Quarter 2025 Results and Increased Full Year Guidance

MIDLAND, Texas – August 6, 2025 (BUSINESS WIRE) -- Permian Resources Corporation (“Permian Resources” or the “Company”) (NYSE: PR) today announced its second quarter 2025 financial and operational results and revised 2025 guidance.
Recent Financial and Operational Highlights
•Reported total average production of 385.1 MBoe/d, including 176.5 MBbls/d of oil, 97.8 MBbls/d of NGLs and 664.7 MMcf/d of natural gas
•Announced cash capital expenditures of $505 million, cash provided by operating activities of $1.0 billion and adjusted free cash flow1 of $312 million
•Declared base dividend of $0.15 per share
•Increased mid-point of full year oil and total production guidance to 178.5 MBbls/d and 385.0 MBoe/d
•Closed the previously announced APA New Mexico bolt-on, adding ~13,000 net acres directly offset PR’s core New Mexico operating areas
•Added ~1,300 net acres and ~80 net royalty acres through ~130 grassroots transactions for ~$10 million, demonstrating continued ground game success
•Maintained strong balance sheet with leverage1 of 1.0x after APA bolt-on closing
◦Cash on hand of $451 million
◦Undrawn revolver and total liquidity of ~$3 billion
•Lowered current income tax estimate, as a result of the One Big Beautiful Bill Act
◦Expect <$5 million of current income tax in 2025
◦Anticipate <$50 million of cumulative current income tax in 2026 and 2027
•Entered into multiple transportation and marketing agreements to improve all-in netbacks
•Repurchased $43 million of PR stock at an average price of $10.52 per share
•Received inaugural investment grade credit rating by Fitch (BBB-)
Management Commentary
“Our business continues to operate at a very high level, as evidenced by our second quarter results. Importantly, we continue to improve upon our low-cost leadership and high-quality asset base, making us well positioned to maximize shareholder returns in any commodity price environment,” said Will Hickey, Co-CEO of Permian Resources. “During the quarter, we set new Company records for the fastest well drilled, the most feet drilled per day and the lowest completions cost per foot. These results demonstrate the efficiency gains we are achieving across both legacy and recently acquired assets.”

“We are excited to look back on the second quarter, which provided the first real opportunity to execute on our downturn playbook since the formation of Permian Resources. During the quarter, we executed on approximately $600 million in acquisitions and bought back shares at what we view to be attractive, below mid-cycle prices, both of which should help drive outsized returns for shareholders going forward,” said James Walter, Co-CEO of Permian Resources. “Importantly, our rock-solid balance sheet and maximum liquidity will allow us to continue to play offense in the future should further volatility or macro uncertainty occur.”
Financial and Operational Results
During the second quarter, average daily crude oil production was 176,533 barrels of oil per day (“Bbls/d”), a 1% increase compared to the prior quarter. Reported NGL and natural gas volumes were 97,804 Bbls/d and 664,686

Mcf/d, respectively. Total production was 385,118 barrels of oil equivalent per day (“Boe/d”). Production outperformance was driven by continued strong well results and closing of the APA bolt-on.
Total cash capital expenditures (“capex”) for the second quarter were $505 million. Realized prices for the quarter were $62.71 per barrel of oil, $17.75 per barrel of NGL and $0.53 per Mcf of natural gas. During the quarter, total controllable cash costs (LOE, GP&T and cash G&A) were $7.82 per Boe, in-line with the Company's full year guidance. Second quarter LOE was $5.36 per Boe, GP&T was $1.59 per Boe and cash G&A was $0.87 per Boe.
For the second quarter, Permian Resources generated net cash provided by operating activities of $1.0 billion, adjusted operating cash flow1 of $817 million and adjusted free cash flow1 of $312 million. Adjusted diluted shares1 outstanding were 845.1 million for the three months ended June 30, 2025.
Permian Resources' operations team continues to realize new benchmarks in the field. The Company’s drilling team drilled five of the ten fastest wells in Company history during the second quarter, including its fastest Delaware Basin well to-date which achieved spud-to-TD in approximately six days on a 10,000-foot lateral. Permian Resources’ completions team realized the lowest cost per foot in Company history, through maintaining high pump hours per day and optimizing the use of simul-fracs. Additionally, the Company’s lease operating expense remained low during the second quarter, primarily driven by chemical and power optimization.
Permian Resources continues to maintain a strong financial position and low leverage profile upon closing the APA bolt-on. At June 30, 2025, the Company had $451 million in cash on hand and no amounts drawn under its revolving credit facility. Total liquidity was approximately $3 billion. Net debt-to-LQA EBITDAX1 at June 30, 2025 was 1.0x.
Subsequent to quarter-end, Permian Resources achieved its inaugural investment grade credit rating from Fitch Ratings, which upgraded the Company to BBB- with a stable outlook. “We are extremely proud to receive our inaugural investment grade credit rating. Maintaining a strong balance sheet and financial flexibility have played an integral role in the Company’s success to-date and will continue to be a key focus going forward. We have comparable attributes to many of our investment grade peers and intend to achieve investment grade ratings from S&P and Moody's in the near-term,” said Guy Oliphint, Chief Financial Officer.
Executing on PR’s Downturn Playbook
Permian Resources has long held the belief that the thoughtful deployment of capital during periods of lower commodity prices can lead to outsized returns in this industry. Given its strong balance sheet and liquidity position, Permian Resources was able to immediately take advantage of the pricing dislocations during the second quarter.

In April, the Company executed on its share repurchase program during market lows, buying back 4.1 million shares at a weighted average price of $10.52 per share, which represents a 23% discount to the Company’s current share price as of August 5, 2025. The Company currently has a $1 billion share repurchase authorization in-place, with $957 million remaining.

In early May, the Company announced the acquisition of APA Corporation’s New Mexico assets, consisting of low breakeven inventory and low decline production within Permian Resources’ core New Mexico operating areas. The Company closed the bolt-on acquisition on June 16, and integration is now complete. Additionally, Permian Resources continued to execute upon its ground game during the second quarter, adding approximately 1,300 net acres and 80 net royalty acres through approximately 130 grassroots leasing and working interest acquisitions.

Importantly, the Company’s balance sheet remains strong post-closing the APA bolt-on, making it well positioned to continue executing upon its downturn playbook, should future dislocations occur. The Company expects its year-end 2025 net debt-to-EBITDAX1 to be approximately 0.8x while having over $3 billion of liquidity, assuming $60 per barrel WTI for the remainder of the year.

2025 Operational Plan and Tax Update
Permian Resources increased its 2025 oil production target by 6.0 MBbls/d to 178.5 MBbls/d and raised its total production target by 15.0 MBoe/d to 385.0 MBoe/d, each based on the mid-point of guidance. The increase in full year production guidance is driven by continued strong well results and the recently closed APA bolt-on acquisition. The Company is also adjusting its cash capital expenditures range to $1,920 – $2,020 million, as a result of the $20 million of incremental capex associated with the APA bolt-on during the second half of 2025, consistent with its previous disclosure.

As a result of the recent passage of the One Big Beautiful Bill Act, Permian Resources has lowered its full year 2025 current income tax estimate to less than $5 million, compared to less than $10 million previously. In addition, the Company expects less than $50 million of cumulative current income tax in 2026 and 2027, assuming current strip pricing.
(For a detailed table summarizing Permian Resources’ revised 2025 operational and financial guidance, please see the Appendix of this press release.)
Natural Gas and Crude Oil Marketing Update
Permian Resources recently signed multiple transportation and marketing agreements to improve all-in netbacks and significantly increase the amount of natural gas and crude oil sold at key demand hubs. The Company entered into multiple firm natural gas transportation agreements, accessing markets in the Gulf Coast and Central / East Texas regions. As a result, Permian Resources expects its natural gas realizations in 2026 to increase by over $0.10 per Mcf, compared to 2024.

The Company also entered into multiple crude oil purchase agreements. These agreements provide Permian Resources with increasing exposure to markets along the Gulf Coast, such as Houston WTI. These arrangements are expected to increase crude oil realizations by over $0.50 per Bbl in 2026, compared to 2024.

“These recent agreements are consistent with our strategy of enhancing all-in netbacks, while maintaining a diversified marketing portfolio. Combined, we expect these announcements to provide an incremental $50 million of free cash flow in 2026 compared to 2024,” said James Walter, Co-CEO.
Hedge Position Update
Permian Resources took advantage of higher prices in June to add incremental oil hedges at attractive prices. For the second half of 2025, the Company entered into 12,000 Bbls/d of incremental oil swaps at a weighted average fixed price of $70.18 per barrel. As a result, Permian Resources now has approximately 32% of its expected crude oil production hedged for the remainder of 2025 (using the mid-point of guidance) at a weighted average fixed price of $71.71 per Bbl. Permian Resources also added an incremental 12,000 Bbls/d of oil hedges during the full year 2026 at a weighted average fixed price of $66.12 per Bbl. Giving effect to these new hedges, Permian Resources has 29.5 MBbls/d of oil hedged for the full year 2026.

In addition to the hedge positions discussed above, Permian Resources has certain other natural gas hedges, crude oil and natural gas basis swaps and crude oil roll differential swaps in-place. (For a summary table of the Company’s derivative contracts as of July 31, 2025, please see the Appendix to this press release.)
Shareholder Returns
Permian Resources announced today that its Board of Directors declared the Company’s third quarter 2025 base dividend of $0.15 per share of Class A common stock, or $0.60 per share on an annualized basis. The base dividend is payable on September 30, 2025 to shareholders of record as of September 16, 2025. The Company’s base dividend represents an annualized yield of 4.4% as of August 5, 2025. Also during the quarter, the Company repurchased 4.1 million shares for $43 million at a weighted average price of $10.52 per share.
Quarterly Report on Form 10-Q
Permian Resources’ financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, which is expected to be filed with the Securities and Exchange Commission (“SEC”) on August 7, 2025.
Conference Call and Webcast
Permian Resources will host an investor conference call on Thursday, August 7, 2025 at 9:00 a.m. Central (10:00 a.m. Eastern) to discuss second quarter 2025 operating and financial results. Interested parties may join the call by visiting Permian Resources’ website at www.permianres.com and clicking on the webcast link or by dialing (800) 549-8228 (Conference ID: 92721) at least 15 minutes prior to the start of the call. A replay of the call will be available on the Company’s website or by phone at (888) 660-6264 (Passcode: 92721) for a 14-day period following the call.
About Permian Resources
Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on driving peer-leading returns through the acquisition, optimization and development of high-return oil and natural gas properties. The Company's assets are located in the Permian Basin, with a concentration in the core of the Delaware Basin. Through its position of approximately 470,000 net acres in West Texas and Southeast New Mexico, Permian Resources is the second largest Permian Basin pure-play E&P. For more information, please visit www.permianres.com.
Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•volatility of oil, NGL and natural gas prices or a prolonged period of low oil, NGL or natural gas prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil, NGLs and natural gas;
•political and economic conditions and events in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our drilling prospects, inventories, projects and programs;

•our financial strategy, return of capital program, leverage, liquidity and capital required for our development program;
•our realized oil, NGL and natural gas prices;
•the timing and amount of our future production of oil, NGLs and natural gas;
•our ability to identify, complete and effectively integrate acquisitions of properties, or businesses;
•our hedging strategy and results;
•our competition;
•our ability to obtain permits and governmental approvals;
•our compliance with government regulations, including those related to environmental, health and safety regulations and liabilities thereunder;
•our pending legal matters;
•the marketing and transportation of our oil, NGLs and natural gas;
•our leasehold or business acquisitions;
•cost of developing or operating our properties;
•our anticipated rate of return;
•general economic conditions;
•weather conditions in the areas where we operate;
•credit markets;
•our ability to make dividends, distributions and share repurchases;
•uncertainty regarding our future operating results;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our most recent Annual Report on Form 10-K, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of oil, NGLs and natural gas. Factors which could cause our actual results to differ materially from the results contemplated by forward-looking statements include, but are not limited to:
•commodity price volatility (including regional basis differentials);
•uncertainty inherent in estimating oil, NGL and natural gas reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production;
•geographic concentration of our operations;
•changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;
•lack of availability of drilling and production equipment and services;
•lack of transportation and storage capacity as a result of oversupply, government regulations or other factors;
•risks related to acquisitions we may make from time to time, including the risk that we may fail to integrate such acquisitions on the terms and timing contemplated, or at all, and/or to realize our strategy and plans to achieve the expected benefits of such acquisitions;
•competition in the oil and natural gas industry for assets, materials, qualified personnel and capital;
•drilling and other operating risks;
•environmental and climate related risks, including seasonal weather conditions;
•changes to tax laws or interpretations thereof and the impact of such changes on us, including the One Big Beautiful Bill Act ("OBBBA");
•regulatory changes, including those that may impact environmental, energy, and natural resources regulation;
•the possibility that the industry in which we operate may be subject to new or volatile local, state, and federal laws, regulations or policies that may affect our business (including additional taxes and changes in regulations and policies related to environmental, health, and safety, climate change, trade policy and tariffs) as a result of existing or developing political, environmental and social movements;
•restrictions on the use of water, including limits on the use of produced water and potential restrictions on the availability of water disposal facilities;

•availability of cash flow and access to capital;
•inflation;
•changes in our credit ratings or adverse changes in interest rates and associated changes in monetary policy;
•changes in the financial strength of counterparties to our credit agreement and hedging contracts;
•the timing of development expenditures;
•political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, including the conflict in Israel, Iran and their surrounding areas, the war in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage and the effects therefrom;
•changes in local, regional, national, and international economic conditions;
•security threats, including evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, third-party service provider failures, malicious software, data privacy breaches by employees, insiders or other with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; and
•other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should any underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Adjusted Operating Cash Flow, Adjusted Free Cash Flow, Adjusted Diluted Weighted Average Shares Outstanding and Net Debt-to-LQA EBITDAX (also referred to as “leverage” in this press release) are non-GAAP financial measures. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company does not provide guidance on the items used to reconcile between forecasted Net Debt-to-EBITDAX to forecasted long-term debt, net or forecasted net income due to the uncertainty regarding timing and estimates of certain items. Therefore, we cannot reconcile forecasted Net Debt-to-EBITDAX to long-term debt, net, or net income without unreasonable effort.

Contacts:
Hays Mabry – Vice President, Investor Relations
(432) 315-0114
ir@permianres.com

SOURCE Permian Resources Corporation

Details of our revised 2025 operational and financial guidance are presented below:

	2025 FY Guidance (Updated)
Net average daily production (Boe/d)	380,000	—	390,000
Net average daily oil production (Bbls/d)	177,500	—	179,500

Production costs
Total controllable cash costs	$7.25	—	$8.25
Lease operating expenses ($/Boe)	~$5.55
Gathering, processing and transportation expenses ($/Boe)	~$1.30
Cash general and administrative ($/Boe)(1)	~$0.90
Severance and ad valorem taxes (% of revenue)	6.5%	—	8.5%

Total cash capital expenditure program ($MM)	$1,920	—	$2,020

Operated drilling program
TILs (gross)	~275
Average working interest	~75%
Average lateral length (feet)	~10,000
(1) Excludes stock-based compensation.

Permian Resources Corporation
Operating Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net revenues (in thousands):
Oil sales	$1,007,450	$1,114,343	$2,117,221	$2,165,985
NGL sales	158,019	154,771	343,041	307,361
Natural gas sales	30,172	(23,031)	111,830	15,736
Purchased gas sales, net	1,955	—	1,955	—
Oil and gas sales	$1,197,596	$1,246,083	$2,574,047	$2,489,082

Net production:
Oil (MBbls)	16,064	13,912	31,811	27,725
NGL (MBbls)	8,900	7,711	16,641	14,340
Natural gas (MMcf)	60,486	55,224	121,091	107,026
Total (MBoe)(1)	35,046	30,827	68,635	59,903

Average daily net production:
Oil (Bbls/d)	176,533	152,883	175,754	152,338
NGL (Bbls/d)	97,804	84,736	91,940	78,791
Natural gas (Mcf/d)	664,686	606,856	669,013	588,053
Total (Boe/d)(1)	385,118	338,761	379,196	329,138

Average sales prices:
Oil (per Bbl)	$62.71	$80.10	$66.56	$78.12
Effect of derivative settlements on average price (per Bbl)	2.61	(1.11)	1.80	(0.61)
Oil including the effects of hedging (per Bbl)	$65.32	$78.99	$68.36	$77.51

NGL (per Bbl)	$17.75	$20.07	$20.61	$21.43

Natural gas (per Mcf)	$0.50	$(0.42)	$0.92	$0.15
Effect of derivative settlements on average price (per Mcf)	0.23	0.42	0.16	0.30
Effect of purchased gas sales on average price (per Mcf)	0.03	—	0.02	—
Natural gas including the effects of hedging (per Mcf)	$0.76	$—	$1.10	$0.45

(1)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Permian Resources Corporation
Operating Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating costs (in thousands):
Lease operating expenses	$187,972	$159,671	$367,599	$328,342
Severance and ad valorem taxes	94,930	93,070	202,923	189,236
Gathering, processing and transportation expenses	55,754	43,745	102,404	82,800
Operating cost metrics:
Lease operating expenses (per Boe)	$5.36	$5.18	$5.36	$5.48
Severance and ad valorem taxes (% of revenue)	7.9%	7.5%	7.9%	7.6%
Gathering, processing and transportation expenses (per Boe)	$1.59	$1.42	$1.49	$1.38

Permian Resources Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating revenues
Oil and gas sales	$1,197,596	$1,246,083	$2,574,047	$2,489,082
Operating expenses
Lease operating expenses	187,972	159,671	367,599	328,342
Severance and ad valorem taxes	94,930	93,070	202,923	189,236
Gathering, processing and transportation expenses	55,754	43,745	102,404	82,800
Depreciation, depletion and amortization	506,410	426,428	980,613	836,607
General and administrative expenses	49,839	48,729	92,895	86,102
Merger and integration expense	—	6,941	—	18,064
Impairment and abandonment expense	146	6,384	5,355	6,404
Exploration and other expenses	5,060	5,978	20,310	17,466
Total operating expenses	900,111	790,946	1,772,099	1,565,021
Net gain on sale of long-lived assets	—	—	—	112
Income from operations	297,485	455,137	801,948	924,173

Other income (expense)
Interest expense	(72,770)	(75,452)	(152,435)	(148,039)
Net gain (loss) on derivative instruments	73,019	14,298	130,750	(106,831)
Other income (expense)	9,773	(2,803)	18,141	429
Total other income (expense)	10,022	(63,957)	(3,544)	(254,441)

Income before income taxes	307,507	391,180	798,404	669,732
Income tax expense	(62,486)	(82,272)	(162,820)	(131,229)
Net income	245,021	308,908	635,584	538,503
Less: Net income attributable to noncontrolling interest	(37,884)	(73,808)	(99,149)	(156,828)
Net income attributable to Class A Common Stock	$207,137	$235,100	536,435	$381,675

Income per share of Class A Common Stock:
Basic	$0.30	$0.38	$0.76	$0.66
Diluted	$0.28	$0.36	$0.72	$0.61

Weighted average Class A Common Stock outstanding:
Basic	701,353	612,248	702,686	582,360
Diluted	746,024	656,372	747,244	626,037

Permian Resources Corporation
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$451,002	$479,343
Accounts receivable, net	513,121	530,452
Derivative instruments	151,203	85,509
Prepaid and other current assets	33,745	26,290
Total current assets	1,149,071	1,121,594
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	1,878,517	1,990,441
Proved properties	20,226,635	18,595,780
Accumulated depreciation, depletion and amortization	(6,130,538)	(5,163,124)
Total oil and natural gas properties, net	15,974,614	15,423,097
Other property and equipment, net	52,162	50,381
Total property and equipment, net	16,026,776	15,473,478
Noncurrent assets
Operating lease right-of-use assets	147,592	119,703
Other noncurrent assets	170,967	183,125
TOTAL ASSETS	$17,494,406	$16,897,900
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,397,708	$1,198,418
Current portion of long-term debt	286,126	—
Operating lease liabilities	74,596	57,216
Other current liabilities	70,517	71,703
Total current liabilities	1,828,947	1,327,337
Noncurrent liabilities
Long-term debt, net	3,711,355	4,184,233
Asset retirement obligations	159,170	148,443
Deferred income taxes	759,319	602,379
Operating lease liabilities	74,856	64,288
Other noncurrent liabilities	56,241	52,701
Total liabilities	6,589,888	6,379,381
Shareholders’ equity
Common stock, $0.0001 par value, 1,500,000,000 shares authorized:
Class A: 706,247,335 shares issued and 701,276,121 shares outstanding at June 30, 2025 and 707,388,380 shares issued and 703,774,082 shares outstanding at December 31, 2024	71	71
Class C: 99,050,810 shares issued and outstanding at June 30, 2025 and 99,599,640 shares issued and outstanding at December 31, 2024	10	10
Additional paid-in capital	8,054,604	8,056,552
Retained earnings (accumulated deficit)	1,403,744	1,081,895
Total shareholders' equity	9,458,429	9,138,528
Noncontrolling interest	1,446,089	1,379,991
Total equity	10,904,518	10,518,519
TOTAL LIABILITIES AND EQUITY	$17,494,406	$16,897,900

Permian Resources Corporation
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$635,584	$538,503
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	980,613	836,607
Stock-based compensation expense	37,093	32,607
Impairment and abandonment expense	5,355	6,404
Deferred tax expense	157,934	125,870
Net (gain) loss on sale of long-lived assets	—	(112)
Non-cash portion of derivative (gain) loss	(53,679)	121,740
Amortization of debt issuance costs, discount and premium	4,299	3,000
Loss on extinguishment of debt	5,826	3,475
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	23,460	(25,846)
(Increase) decrease in prepaid and other assets	(3,214)	(4,397)
Increase (decrease) in accounts payable and other liabilities	143,457	(51,819)
Net cash provided by operating activities	1,936,728	1,586,032
Cash flows from investing activities:
Acquisition of oil and natural gas properties, net	(650,281)	(262,312)
Drilling and development capital expenditures	(1,005,728)	(1,036,035)
Purchases of other property and equipment	(5,108)	(4,004)
Proceeds from sales of oil and natural gas properties	175,988	7,401
Net cash used in investing activities	(1,485,129)	(1,294,950)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	—	1,790,000
Repayment of borrowings under revolving credit facility	—	(1,415,000)
Redemption of senior notes	(177,726)	(356,351)
Debt issuance and redemption costs	(17,352)	(4,220)
Proceeds from exercise of stock options	59	257
Share repurchases	(43,347)	(61,048)
Dividends paid	(211,777)	(213,018)
Distributions paid to noncontrolling interest owners	(29,797)	(57,117)
Net cash used in financing activities	(479,940)	(316,497)
Net increase (decrease) in cash, cash equivalents and restricted cash	(28,341)	(25,415)
Cash, cash equivalents and restricted cash, beginning of period	479,343	73,864
Cash, cash equivalents and restricted cash, end of period	$451,002	$48,449

Reconciliation of cash, cash equivalents and restricted cash presented on the Consolidated Statements of Cash Flows for the periods presented:

	Six Months Ended June 30,
	2025	2024
Cash and cash equivalents	$451,002	$47,849
Restricted cash	—	600
Total cash, cash equivalents and restricted cash	$451,002	$48,449

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income attributable to Class A Common Stock before net income attributable to noncontrolling interest, interest expense, income taxes, depreciation, depletion and amortization, impairment and abandonment expense, non-cash gains or losses on derivatives, stock-based compensation, exploration and other expenses, merger and integration expense, gain/loss from the sale of long-lived assets and other non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended
(in thousands)	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Adjusted EBITDAX reconciliation to net income:
Net income attributable to Class A Common Stock	$207,137	$329,298	$216,650	$386,376	$235,100
Net income attributable to noncontrolling interest	37,884	61,265	38,829	70,151	73,808
Interest expense	72,770	79,665	76,783	79,934	75,452
Income tax expense	62,486	100,334	62,645	106,468	82,272
Depreciation, depletion and amortization	506,410	474,203	486,463	453,603	426,428
Impairment and abandonment expense	146	5,209	2,128	1,380	6,384
Non-cash derivative (gain) loss	(17,256)	(36,423)	73,579	(213,102)	(6,734)
Stock-based compensation expense(1)	19,293	16,199	13,149	13,537	22,463
Exploration and other expenses	5,060	15,250	6,363	6,962	5,978
Merger and integration expense	—	—	—	—	6,941
(Gain) loss on sale of long-lived assets	—	—	66	(329)	—
Adjusted EBITDAX	$893,930	$1,045,000	$976,655	$904,980	$928,092

(1)    Includes stock-based compensation expense for equity awards related to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

Net Debt-to-LQA EBITDAX
Net debt-to-LQA EBITDAX, also referred to as leverage, is a non-GAAP financial measure. We define net debt as total debt, net, plus unamortized debt discount, premium and debt issuance costs on our senior notes minus cash and cash equivalents.
We define net debt-to-LQA EBITDAX as net debt (defined above) divided by Adjusted EBITDAX (defined and reconciled in the section above) for the three months ended June 30, 2025, on an annualized basis. We refer to this metric to show trends that investors may find useful in understanding our ability to service our debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. The following table presents a reconciliation of net debt to total debt, net and the calculation of net debt-to-LQA EBITDAX for the period presented:

($ in thousands)	June 30, 2025
Total debt, net	$3,997,481
Unamortized debt discount, premium and issuance costs on senior notes	34,241
Total debt	4,031,722
Less: cash and cash equivalents	(451,002)
Net debt (Non-GAAP)	3,580,720
LQA EBITDAX(1)	$3,575,720
Net debt-to-LQA EBITDAX	1.0	x
(1) Represents adjusted EBITDAX (defined and reconciled in the section above) for the three months ended June 30, 2025, on an annualized basis.

Adjusted Shares
Adjusted basic and diluted weighted average shares outstanding (“Adjusted Basic and Diluted Shares”) are non-GAAP financial measures defined as basic and diluted weighted average shares outstanding adjusted to reflect the weighted average shares of our Class C Common Stock outstanding during the period.
Our Adjusted Basic and Diluted Shares provide a comparable per share measurement when presenting results such as adjusted free cash flow and adjusted net income that include the interests of both net income attributable to Class A Common Stock and the net income attributable to our noncontrolling interest. Adjusted Basic and Diluted Shares are used in calculating several metrics that we use as supplemental financial measurements in the evaluation of our business.
The following table presents a reconciliation of Adjusted Basic and Diluted Shares to basic and diluted weighted average shares outstanding, which are the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended June 30,
(in thousands)	2025	2024
Basic weighted average shares of Class A Common Stock outstanding	701,353	612,248
Weighted average shares of Class C Common Stock	99,051	159,352
Adjusted basic weighted average shares outstanding	800,404	771,600

Basic weighted average shares of Class A Common Stock outstanding	701,353	612,248
Add: Dilutive effects of Convertible Senior Notes	30,037	28,706
Add: Dilutive effects of equity awards	14,634	15,418
Diluted weighted average shares of Class A Common Stock outstanding	746,024	656,372
Weighted average shares of Class C Common Stock	99,051	159,352
Adjusted diluted weighted average shares outstanding	845,075	815,724

Adjusted Operating Cash Flow and Adjusted Free Cash Flow
Adjusted operating cash flow and adjusted free cash flow are supplemental non-GAAP financial measures used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted operating cash flow as net cash provided by operating activities adjusted to remove changes in working capital, merger and integration and other non-recurring charges, and estimated tax distributions to our non-controlling interest owners. Adjusted operating cash flows is reduced by total cash capital expenditures to arrive at adjusted free cash flows.
Our management believes adjusted operating cash flow and adjusted free cash flow are useful indicators of the Company’s ability to internally fund its future exploration and development activities, to service its existing level of indebtedness or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities, its merger and integration and other non-recurring costs or estimated tax distributions to noncontrolling interest owners after funding its capital expenditures paid for the period. The Company believes that these measures, as so adjusted, present meaningful indicators of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computation of adjusted operating cash flow and adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Adjusted operating cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.
Adjusted operating cash flow and adjusted free cash flow are not financial measures that are determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted operating cash flow and adjusted free cash flow to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended June 30,
(in thousands, except per share data)	2025	2024
Net cash provided by operating activities	$1,038,696	$938,434
Changes in working capital:
Accounts receivable	(9,283)	(59,292)
Prepaid and other assets	(5,639)	9,747
Accounts payable and other liabilities	(206,789)	(47,092)
Merger and integration expense & other	—	6,941
Estimated tax distribution to noncontrolling interest owners(1)	(160)	(66)
Adjusted operating cash flow	816,825	848,672
Less: total cash capital expenditures	(504,996)	(516,412)
Adjusted free cash flow	$311,829	$332,260

Adjusted diluted weighted average shares outstanding	845,075	815,724

(1) Reflects estimated future distributions to noncontrolling interest owners based upon current federal and state income tax expense recognized during the period and expected to be paid by the partnership. Such estimates are based upon the noncontrolling interest ownership percentage as of the three months ended June 30, 2025.

Adjusted Net Income
Adjusted net income is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted net income as net income attributable to Class A Common Stock plus net income attributable to noncontrolling interest adjusted for non-cash gains or losses on derivatives, merger and integration expense, other nonrecurring charges, impairment and abandonment expense, gain/loss from the sale of long-lived assets and the related income tax adjustments for these items. Adjusted net income is not a measure of net income as determined by GAAP.
Our management believes adjusted net income is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers by excluding certain non-cash items that can vary significantly. Adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Our presentation of adjusted net income should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of adjusted net income may not be comparable to other similarly titled measures of other companies.
Adjusted net income is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted net income to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended June 30,
(in thousands, except per share data)	2025	2024
Net income attributable to Class A Common Stock	$207,137	$235,100
Net income attributable to noncontrolling interest	37,884	73,808
Non-cash derivative (gain) loss	(17,256)	(6,734)
Merger and integration expense & other	—	6,941
Impairment and abandonment expense	146	6,384
Adjusted net income excluding above items	227,911	315,499
Income tax benefit (expense) attributable to the above items(1)	(4,674)	(18,090)
Adjusted net income	$223,237	$297,409
Interest on Convertible Senior Notes, net of tax	1,287	1,269
Adjusted Net Income - Diluted	224,524	298,678

Adjusted diluted weighted average shares outstanding (Non-GAAP)(2)	845,075	815,724
Adjusted net income per adjusted diluted share	$0.27	$0.37

(1)    Income tax benefit (expense) for adjustments made to adjusted net income is calculated using PR's federal and state-apportioned statutory tax rate that was approximately 22.5%.
(2)    Adjusted diluted weighted average shares outstanding is a Non-GAAP measure that has been computed and reconciled to the nearest GAAP metric in the preceding table above.

The following table summarizes the approximate volumes and average contract prices of the hedge contracts the Company had in place as of July 31, 2025:

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Crude Price ($/Bbl)
Crude oil swaps - NYMEX WTI	July 2025 - September 2025	5,244,000	57,000	$72.43
	October 2025 - December 2025	5,244,000	57,000	70.99
	January 2026 - March 2026	2,655,000	29,500	69.71
	April 2026 - June 2026	2,684,500	29,500	68.85
	July 2026 - September 2026	2,714,000	29,500	68.13
	October 2026 - December 2026	2,714,000	29,500	67.57

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)
Crude oil basis differential swaps(1)	July 2025 - September 2025	4,140,000	45,000	$1.10
	October 2025 - December 2025	4,140,000	45,000	1.10
	January 2026 - March 2026	2,655,000	29,500	1.07
	April 2026 - June 2026	2,684,500	29,500	1.07
	July 2026 - September 2026	2,714,000	29,500	1.07
	October 2026 - December 2026	2,714,000	29,500	1.07

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)
Crude oil roll differential swaps - NYMEX WTI	July 2025 - September 2025	4,872,000	52,957	$0.52
	October 2025 - December 2025	5,244,000	57,000	0.55
	January 2026 - March 2026	1,575,000	17,500	0.28
	April 2026 - June 2026	1,592,500	17,500	0.28
	July 2026 - September 2026	1,610,000	17,500	0.28
	October 2026 - December 2026	1,610,000	17,500	0.28

(1)    These crude oil basis swap transactions are settled utilizing the ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)
Natural gas swaps - NYMEX Henry Hub	July 2025 - September 2025	15,180,000	165,000	$3.58
	October 2025 - December 2025	15,180,000	165,000	4.02
	January 2026 - March 2026	8,190,000	91,000	4.08
	April 2026 - June 2026	8,281,000	91,000	3.40
	July 2026 - September 2026	8,372,000	91,000	3.65
	October 2026 - December 2026	8,372,000	91,000	4.01
	January 2027 - March 2027	12,600,000	140,000	4.24
	April 2027 - June 2027	12,740,000	140,000	3.32
	July 2027 - September 2027	12,880,000	140,000	3.58
	October 2027 - December 2027	12,880,000	140,000	3.94

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)
Natural gas swaps - Waha Hub	July 2025 - September 2025	10,580,000	115,000	$1.70
	October 2025 - December 2025	7,530,000	81,848	1.41
	January 2026 - March 2026	5,850,000	65,000	2.78
	April 2026 - June 2026	5,915,000	65,000	0.27
	July 2026 - September 2026	5,980,000	65,000	1.68
	October 2026 - December 2026	12,385,000	134,620	2.68
	January 2027 - March 2027	7,650,000	85,000	3.57

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)
Natural gas basis differential swaps(1)	July 2025 - September 2025	19,044,000	207,000	$(1.42)
	October 2025 - December 2025	19,044,000	207,000	(1.43)
	January 2026 - March 2026	12,330,000	137,000	(1.34)
	April 2026 - June 2026	12,467,000	137,000	(2.31)
	July 2026 - September 2026	12,604,000	137,000	(1.42)
	October 2026 - December 2026	12,604,000	137,000	(1.21)
	January 2027 - March 2027	14,490,000	161,000	(0.47)
	April 2027 - June 2027	14,651,000	161,000	(1.11)
	July 2027 - September 2027	14,812,000	161,000	(0.65)
	October 2027 - December 2027	14,812,000	161,000	(0.91)

(1)    These natural gas basis swap contracts are settled utilizing the Inside FERC’s West Texas Waha Hub price and the NYMEX Henry Hub price of natural gas.